Exhibit 10.1

                    June 19, 2006

Cathy A. Fleischer, Ph.D.
281 Grosvenor Road
Rochester, NY 14610

Dear Ms. Fleischer,

We are pleased to extend to you an offer of employment as the Senior Research Scientist of NaturalNano, Inc. (“the Company”) effective July 24, 2006 (the “Employment Date”). Your annual full time salary will be $120,000 which will be paid on a bi-weekly basis at the rate of $4,615.38 in gross wages every two weeks. You will be entitled to three weeks vacation (15 days) annually, earned on a pro-rata basis of ten hours each month. It is anticipated that after 90 days you will be promoted to Chief Technology Officer (CTO).

In addition to the statutory benefits defined by federal and local laws, (FICA, FUTA, applicable State Disability Insurance and Workers Compensation) you will be entitled to the benefits available to other NaturalNano officers and employees. Currently this includes employer paid health and dental insurance coverage. You will receive two options. The first option allows you to purchase up to 100,000 shares of NaturalNano common stock with an exercise price equal to the fair market value of the shares on the Employment Date. This option grant will be governed pursuant to the “NaturalNano, Inc. 2005 Incentive Stock Option Plan.” The second option, which is not governed pursuant to the “NaturalNano, Inc. 2005 Incentive Stock Option Plan”, entitles you to purchase up to an additional 40,000 shares of NaturalNano common stock with an exercise price of $0.10 per share. Both of these option grants will vest annually over three years commencing on the first anniversary of the Employment Date and continuing each year thereafter until the entire grant has vested. Notwithstanding any provision herein to the contrary, any unvested portion of the option shall immediately expire upon termination of employment for any reason.

Your job responsibilities will include developing the vision, strategy and goals for the use of naturally occurring nanomaterials in medical and non-medical fields. This will include development of technology applications, developing patent strategy, writing and submitting related patent applications, developing relationships with strategic industrial and university partners, and attending relevant external conferences.

This agreement is terminable by you or the company upon ninety (90) days’ written notice or by us for cause or upon your death or disability. As a condition of your employment, you will be required to sign our standard Confidential Information, Invention and Non-Competition Agreement. A copy of this agreement is attached to this letter for your reference.

Please indicate your acceptance by signing below and returning a signed copy to my attention. I look forward to working with you at NaturalNano-WELCOME!!

Regards,

/s/ Kathleen A. Browne

Kathleen A. Browne
Chief Financial Officer

Agreed to and accepted /s/ Cathy A. Fleischer              Date:  07/24/2006